Exhibit 99.1

PRA Health Sciences to acquire Symphony Health Solutions, a leading provider of integrated health data and analytics delivered as cloud-based solutions

•                  Enters into definitive agreement to acquire Symphony Health Solutions for upfront cash payment of $ 530 million

•                  Strengthens commitment to patient care through enhanced real world evidence based solutions

•                  Empowers vision for a more agile, flexible, and adaptive way of conducting clinical research

•                  Transaction expected to be immediately accretive to PRA Health Sciences’ adjusted net income per diluted share

RALEIGH, N.C., August 7, 2017 — PRA Health Sciences, Inc. (“PRA”) (NASDAQ:PRAH), a leading clinical research organization, today announced it has signed a definitive agreement to acquire Symphony Health Solutions Corporation (“Symphony Health”), a privately-held best-in-class provider of data, analytics and consulting solutions to the life sciences market.  The acquisition reflects PRA’s commitment to a more agile, flexible and adaptive future of clinical development in which technology allows research to integrate seamlessly into patients’ daily lives. It also supports PRA’s commitment to provide deep, data-driven insights to optimize global clinical studies and drug commercialization from concept to compound to cure.

Based in Conshohocken, PA, Symphony Health is a trusted partner that helps the biopharmaceutical industry grow by connecting and integrating health data and analytics delivered as cloud-based solutions. The company’s Integrated Dataverse, one of the largest commercial health data assets in the United States, contains information on over 280 million lives, including robust, multi-dimensional real world evidence observations.

Symphony Health is a pioneer in the physician-level targeting environment that biopharmaceutical companies use today to provide strategic market data that analyzes the industry from the perspectives of providers, payers and patients to a variety of private and public organizations. Symphony Health has more than 250 employees and is expected to generate revenues in excess of $200 million in calendar year 2017. Symphony Health serves more than 400 active customers spanning large pharma, biotechnology, government agencies and other sectors.

“We are excited about this new relationship and look forward to helping Symphony Health continue to grow their existing business and working with them to expand geographically using PRA’s global footprint,” said Colin Shannon, PRA’s Chief Executive Officer. “Symphony Health will also provide us with rich data insights that will allow us to customize our clinical studies to be as unique as the patients who they are designed around. By creatively harnessing the power of our technology and data assets, we are redefining the clinical development process for a more patient-centric future.”

With world-wide offices providing services in more than 85 countries, PRA’s strong global presence will support new growth opportunities for Symphony. Neal Bibeau, who will continue to serve as CEO of Symphony Health, said, “This acquisition brings together two fast growing innovation leaders in their respective sectors.  PRA and Symphony Health share a passion for using data and analytics to expand the commercial potential of our customer pipelines and to ensure the success of their development and commercialization efforts. Together, we will provide customers with an expanded set of solutions across the product life cycle.”

Led by an experienced industry team, Symphony Health is owned by technology investment firm Symphony Technology Group (STG).  “We believe that PRA Health Sciences is an excellent owner for Symphony Health Solutions,” said J.T. Treadwell, managing director at STG and Chairman of Symphony Health. “Both teams have a reputation for fast paced innovation at the intersection of analytics, insights, and value.  We have enjoyed working with the terrific Symphony Health team, and we wish them continued success as part of PRA.”

Transaction Details, Financing and Closing

Symphony Health will be acquired for an upfront payment of $530 million in cash payable at closing, subject to customary purchase price adjustments, plus potential contingent payments that are based on Symphony Health exceeding financial targets for the twelve month periods ending December 2017 and December 2018. PRA expects to close the transaction in the third quarter of 2017, subject to regulatory clearances in the United States and other customary closing conditions. The all-cash transaction is expected to be immediately accretive to PRA’s adjusted net income per diluted share excluding purchase accounting charges and other one-time transaction costs.

PRA has entered into debt financing commitments with PNC Bank for amounts that are sufficient to provide funds necessary to consummate the transaction.

Jefferies LLC is acting as exclusive financial advisor to PRA, and Simpson Thacher & Bartlett LLP is serving as PRA’s legal counsel. Blank Rome LLP is serving as Symphony Health’s legal counsel.

Conference Call and Webcast Information

PRA Health Sciences will include a discussion of this transaction in its conference call scheduled for Tuesday, August 8, at 9:00 a.m. (ET) to discuss the results of its second quarter 2017. To participate via telephone, investors and analysts should dial (877) 930-8062 within the United States or (253) 336-7647 outside the United States approximately 10 minutes prior to the call start time. The conference ID for the call is 53132494. An audio replay of the call will be available for one week following the call and can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside the United States. The replay ID is 53132494.

A live audio broadcast will be available on the investor relations section of the PRA Health Sciences website. Following the teleconference, an audio playback of the call will be available at the same website.

About PRA Health Sciences

PRA Health Sciences (NASDAQ: PRAH) is one of the world’s leading global contract research organizations, or CROs, by revenue, providing outsourced clinical development services to the biotechnology and pharmaceutical industries. PRA’s global clinical development platform includes more than 70 offices across North America, Europe, Asia, Latin America, South Africa, Australia and the Middle East and over 14,000 employees worldwide. Since 2000, PRA has participated in approximately 3,500 clinical trials worldwide. In addition, PRA has participated in the pivotal or supportive trials that led to U.S. Food and Drug Administration or international regulatory approval of more than 70 drugs. To learn more about PRA, please visit www.prahs.com.

About Symphony Health Solutions

Symphony Health Solutions is a leading provider of high-value data, analytics, and technology solutions for biopharmaceutical manufacturers, healthcare providers, and payers. The company helps clients understand disease incidence, prevalence, progression, treatment and influences along the patient and prescriber journeys by connecting and integrating a broad set of primary and secondary data, and providing health research, analytics and consulting expertise. Symphony Health derived data improves health management decisions, and helps clients drive revenue growth while providing critical insights on how to effectively adapt to the changing healthcare ecosystem. For more information, visit www.symphonyhealth.com.